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                  AMENDMENT TO CONSECOSAVE PLAN

     Effective as of January 1, 1994, the ConsecoSave Plan is
hereby amended by:

     1.   Amending Section 7.1 by:

          (i)  Revising the first sentence to read as follows:

                  Employer Matching Contributions shall be invested and reinvested in the Conseco Matching
                  Stock Fund.

          (ii)    Changing subsection (b) to read as follows:

                  (b)    CCP Insurance, Inc. Stock Fund

          (iii)   Adding a new subsection (h) immediately
                  following subsection (g):

                  (h)    Bankers Stock Fund

     2. Adding a new sentence immediately following the last sentence of Section 7.3 to read as follows:

               The Administrator may, in its sole discretion, designate more frequent investment transfer dates if the Administrator deems it appropriate in light of the market volatility to which the investment alternatives may reasonably be expected to be subject.

     3.   Adding a new Section 8.4, immediately following section
          8.3, to read as follows:

                  8.4  Voting of Company, Bankers Life Holding
               Corporation and CCP Insurance, Inc. Stock. Voting, tender and similar rights shall be passed through to Participants and beneficiaries pursuant to the provisions of the Trust.

     4.   Revising the first sentence of the second paragraph of
          Section 10.7(c) to read as follows:

                  Lump sum distributions will be made in cash;
               provided, however, Participants who elect immediate lump sum distributions pursuant to (a)(1) above whose Accounts are vested in the Conseco Stock Fund, the Bankers Stock Fund or the CCP Insurance, Inc. Stock Fund at the time distribution is to commence may elect to receive cash or the number of shares equal to the value of the selected Investment Fund.